Exhibit 99.1

FOR IMMEDIATE RELEASE

XCEL BRANDS, INC. ANNOUNCES SECOND QUARTER 2025 FINANCIAL RESULTS

●	Social media following in brand portfolio increased from 5 million to 43 million in the 2nd quarter, which includes the previous announcements of new influencer brands during the current quarter.
●	The current quarter 2025 revenues of $1.3 million, essentially flat compared with first quarter 2025, with minimal negative impacts to date from tariffs and current economic headwinds.
●	Net loss on a GAAP basis was $4.0 million for the current quarter and $6.8 million on a year-to-date basis, inclusive of non-cash charges related to debt refinancing.
●	Year-to-Date Adjusted EBITDA for 2025 was negative $1.0 million, compared with Adjusted EBITDA of negative $1.6 million for the first six months of 2024, representing a 38% improvement; the Company projects approaching break-even monthly Adjusted EBITDA by end of 2025.

NEW YORK, NY (August 12, 2025) – Xcel Brands, Inc. (NASDAQ: XELB) (“Xcel” or the “Company”), a media and consumer products company with significant expertise in livestream shopping and social commerce, today announced its financial results for the quarter ended June 30, 2025.

Robert W. D'Loren, Chairman and Chief Executive Officer of Xcel commented “Our current quarter results reflect the stability of our current revenue streams and working-capital-light operating model. Our recent debt and equity financing transactions in April and August have strengthened our balance sheet, which will facilitate the development of  our new and exciting creator/influencer brands that we have announced over the last few months. We have planned launches that begin later this year and in 2026.”

Second Quarter 2025 Financial Results

Total revenue for the second quarter of 2025 was $1.3 million, representing a decrease of approximately $1.6 million (-55%) from the second quarter of 2024. This year-over-year decrease was driven by a decline in net licensing revenue as a result of the June 30, 2024 divestiture of the Lori Goldstein brand. Total revenue for the second quarter of 2025 was consistent with total revenue for the first quarter of 2025.

Direct operating costs and expenses decreased approximately $1.2 million (-39%) from the prior year quarter to $1.9 million in the current quarter. This decrease reflects the various cost reductions previously taken by management to restructure and transform the Company’s business model, and also the impact of the employee retention tax credit recognized in the current quarter. Currently, the Company has reduced its direct operating expenses to an expected run rate of less than $10 million per annum.

During the quarter, the Company recognized a $1.9 million loss on early extinguishment of debt during the current quarter, related to the refinancing of its term loan debt.

Net loss attributable to Xcel Brands stockholders for the quarter was approximately $4.0 million, or $(1.66) per share, compared with net income of $0.2 million, or $0.08 per share, for the prior year quarter. The prior quarter results notably included a $3.8 million gain on the divestiture of the Lori Goldstein brand.

After adjusting certain cash and non-cash items, results on a non-GAAP basis were a net loss of approximately $0.9 million, or $(0.37) per share for the current quarter and a net loss of approximately $0.3 million, or $(0.13) per share, for the prior year quarter. Adjusted EBITDA was negative $0.3 million for the current quarter and negative $0.04 million in the prior year quarter. The prior year quarter included an Adjusted EBITDA contribution of $0.51 million from the Lori Goldstein brand. If this contribution is adjusted from the prior year results, there is a $0.25 million 45% year-over-year improvement in Adjusted EBITDA.

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Six Month 2025 Financial Results

Total revenue for the current six-month period was $2.7 million, representing a decrease of approximately $2.5 million (-48%) from the prior year’s six-month period. This decrease was driven by a decline in net licensing revenue as a result of the June 30, 2024 divestiture of the Lori Goldstein brand, partially offset by increased licensing revenues generated by the Company’s other brands.

Direct operating costs and expenses decreased approximately $2.9 million (-41%) from the prior year six months to $4.2 million in the current six months. This decrease primarily reflects the various cost reductions previously taken by management to restructure and transform the Company’s business model, and to a lesser extent the impact of the employee retention tax credit recognized in the current period. Currently, the Company has reduced its direct operating expenses to an expected run rate of less than $10 million per annum.

During the current six-month period, the Company recognized a $1.9 million loss on early extinguishment of debt, related to the refinancing of its term loan debt.

Net loss attributable to Xcel Brands stockholders for the six months ended June 30, 2025 was approximately $6.8 million, or $(2.84) per share, compared with a net loss of 6.1 million, or $(2.78) per share, for the comparable period in 2024. The prior year period results notably included a $3.8 million gain on the divestiture of the Lori Goldstein brand.

After adjusting for certain cash and non-cash items, results on a non-GAAP basis were a net loss of approximately $2.3 million, or $(0.95) per share for the current six months and a net loss of approximately $2.1 million, or $(0.96) per share, for the prior year six months. Adjusted EBITDA was negative $1.0 million for the current six months and negative $1.6 million in the prior year comparable period, or 38% improvement.

Balance Sheet

The Company's balance sheet at June 30, 2025 reflected stockholders' equity of approximately $22.5 million, unrestricted cash and cash equivalents of approximately $1.0 million, and working capital (exclusive of the current portion of lease obligations, deferred revenue, and contingent obligations payable in shares or via other non-cash means) of approximately $0.7 million. The Company’s balance sheet at June 30, 2025 also reflected $11.8 million of long-term debt.

In August 2025, the Company closed on a public equity offering and concurrent management-led private placement equity transaction, for combined gross proceeds of approximately $2.6 million, which further increased the Company’s liquidity.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details at 9:00 a.m. Eastern Time on August 14, 2025. A webcast of the conference call will be available live on the Investor Relations section of Xcel's website at www.xcelbrands.com. Interested parties unable to access the conference call via the webcast may dial 800- 715-9871 or 646-307-1963 and use the conference ID 9043618. A replay of the webcast will be available on Xcel’s website.

About Xcel Brands

Xcel Brands, Inc. (NASDAQ: XELB) is a media and consumer products company engaged in the design, licensing, marketing, live streaming, and social commerce sales of branded apparel, footwear, accessories, fine jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands. Xcel was founded in 2011 with a vision to reimagine shopping, entertainment, and social media as social commerce. Xcel owns the Halston, Judith Ripka, and C. Wonder brands, as well as the co-branded collaboration brands TowerHill by Christie Brinkley, LB70 by Lloyd Boston, Trust. Respect. Love by Cesar Millan, GemmaMade by Gemma Stafford, and a brand in development with Coco Rocha and also holds noncontrolling interests or long-term license agreements in the Isaac Mizrahi brand, Orme Live, and Mesa Mia Live by Jenny Martinez. Xcel also owns and manages the Longaberger brand through its controlling interest in Longaberger Licensing, LLC. Xcel is pioneering a true modern consumer products sales strategy which includes the promotion and sale of products under its brands through interactive television, digital live-stream shopping, social commerce, brick-and-mortar retailers, and e-commerce channels to be everywhere its customers shop. The company’s brands have generated in excess of $5 billion in retail sales via livestreaming in interactive television and digital channels alone, and over 20,000

550 SEVENTH AVE, 11TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM

hours of content production time in live-stream and social commerce. The brand portfolio reaches in excess of 43 million social media followers with broadcast reach into 200 million households. Headquartered in New York City, Xcel Brands is led by an executive team with significant live streaming, production, merchandising, design, marketing, retailing, and licensing experience, and a proven track record of success in elevating branded consumer products companies. For more information, visit www.xcelbrands.com.

Forward Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "ongoing," "could," "estimates," "expects," "intends," "may," "appears," "suggests," "future," "likely," "goal," "plans," "potential," "projects," "predicts," "seeks," "should," "would," "guidance," "confident" or "will" or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements regarding our anticipated revenue, expenses, profitability, strategic plans and capital needs. These statements are based on information available to us on the date hereof and our current expectations, estimates and projections and are not guarantees of future performance. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including, without limitation, the risks discussed in the "Risk Factors" section and elsewhere in the Company's Annual Report on form 10-K for the year ended December 31, 2024 and its other filings with the SEC, which may cause our or our industry's actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward- looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

For further information please contact:

Seth Burroughs

Xcel Brands

sburroughs@xcelbrands.com

Non-GAAP net income and non-GAAP diluted EPS are non-GAAP unaudited terms. We define non-GAAP net income as net income (loss) attributable to Xcel Brands, Inc. stockholders, exclusive of amortization of trademarks, income (loss) from equity method investments, stock-based compensation and cost of licensee warrants, loss on early extinguishment of debt (if any), gains on sales of assets and investments (if any), asset impairment charges (if any), and income taxes (if any). Non-GAAP net income (loss) and non-GAAP diluted EPS measures do not include the tax effect of the aforementioned adjusting items, due to the nature of these items and the Company’s tax strategy.

Adjusted EBITDA is a non-GAAP unaudited measure, which we define as net income (loss) attributable to Xcel Brands, Inc. stockholders before interest and finance expenses (including loss on extinguishment of debt, if any), accretion of lease liability for exited leases, income taxes, other state and local franchise taxes, depreciation and amortization, income (loss) from equity method investments, asset impairment charges, stock-based compensation and cost of licensee warrants, gains on sales of assets and investments, and costs associated with restructuring of operations. Costs associated with restructuring of operations include operating losses generated by certain of our businesses that have been restructured or discontinued (i.e., wholesale apparel and fine jewelry), as well as non-cash charges associated with the restructuring of certain contractual arrangements.

550 SEVENTH AVE, 11TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM

Management uses non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to identify business trends relating to our results of operations. Management believes non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA are also useful because these measures adjust for certain costs and other events that management believes are not representative of our core business operating results, and thus these non-GAAP measures provide supplemental information to assist investors in evaluating our financial results.

Non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA should not be considered in isolation or as alternatives to net income, earnings per share, or any other measure of financial performance calculated and presented in accordance with GAAP. Given that non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA are financial measures not deemed to be in accordance with GAAP and are susceptible to varying calculations, our non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including companies in our industry, because other companies may calculate these measures in a different manner than we do. In evaluating non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA, you should be aware that in the future we may or may not incur expenses similar to some of the adjustments in this document. Our presentation of non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA does not imply that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA alongside other financial performance measures, including our net income and other GAAP results, and not rely on any single financial measure.

550 SEVENTH AVE, 11TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM

Xcel Brands, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues
Net licensing revenue	$1,321	$2,826	$2,653	$5,010
Net sales	—	128	—	128
Net revenue	1,321	2,954	2,653	5,138
Cost of goods sold	—	38	—	38
Gross profit	1,321	2,916	2,653	5,100

Operating costs and expenses
Salaries, benefits and employment taxes	984	1,630	2,070	3,563
Other selling, general and administrative expenses	912	1,490	2,109	3,519
Total direct operating costs and expenses	1,896	3,120	4,179	7,082

Operating loss before other operating costs and expenses (income)	(575)	(204)	(1,526)	(1,982)

Other operating costs and expenses (income)
Depreciation and amortization	899	1,545	1,799	3,134
Asset impairment charges	—	1,188	—	3,483
Loss from equity method investments	180	557	516	1,090
Gain on divestiture of Lori Goldstein Brand	—	(3,801)	—	(3,801)
Operating loss (income)	(1,654)	307	(3,841)	(5,888)

Interest and finance expense (income)
Interest expense	457	139	930	285
Other interest and finance charges	30	7	117	11
Loss on early extinguishment of debt	1,850	—	1,850	—
Interest and finance expense (income), net	2,337	146	2,897	296

(Loss) income before income taxes	(3,991)	161	(6,738)	(6,184)
Income tax provision (benefit)	—	—	50	—

Net (loss) income	(3,991)	161	(6,788)	(6,184)
Less: Net loss attributable to noncontrolling interest	(3)	(34)	(3)	(85)
Net (loss) income attributable to Xcel Brands, Inc. stockholders	$(3,988)	$195	$(6,785)	$(6,099)

(Loss) earnings per common share attributable to Xcel Brands, Inc. stockholders:
Basic (loss) earnings per share	$(1.66)	$0.08	$(2.84)	$(2.78)
Diluted (loss) earnings per share	$(1.66)	$0.08	$(2.84)	$(2.78)
Weighted average number of common shares outstanding:
Basic weighted average common shares outstanding	2,403,639	2,349,014	2,388,694	2,193,206
Diluted weighted average common shares outstanding	2,403,639	2,353,879	2,388,694	2,193,206

550 SEVENTH AVE, 11TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM

Xcel Brands, Inc. and Subsidiaries

Unaudited Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2025	2024
Assets
Current Assets:
Cash and cash equivalents	$970	$1,254
Accounts receivable, net	1,823	2,269
Prepaid expenses and other current assets	416	520
Total current assets	3,209	4,043

Property and equipment, net	158	182
Operating lease right-of-use assets	3,385	3,751
Trademarks and other intangibles, net	32,994	34,759
Investments in unconsolidated affiliates	5,531	10,110
Other assets	1,912	911
Total non-current assets	43,980	49,713
Total Assets	$47,189	$53,756

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$1,925	$2,734
Deferred revenue	1,328	1,380
Accrued income taxes payable	88	554
Current portion of operating lease obligation	1,625	1,513
Current portion of long-term debt	500	—
Current portion of contingent obligations	—	4,213
Total current liabilities	5,466	10,394
Long-Term Liabilities:
Deferred revenue	2,222	2,667
Long-term portion of operating lease obligation	4,537	5,297
Long-term debt, net, less current portion	11,753	6,569
Other long-term liabilities	715	431
Total long-term liabilities	19,227	14,964
Total Liabilities	24,693	25,358

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, and 2,437,500 and 2,368,072 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	2	2
Paid-in capital	107,552	106,666
Accumulated deficit	(83,029)	(76,244)
Total Xcel Brands, Inc. stockholders' equity	24,525	30,424
Noncontrolling interest	(2,029)	(2,026)
Total Stockholders' Equity	22,496	28,398

Total Liabilities and Stockholders' Equity	$47,189	$53,756

550 SEVENTH AVE, 11TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM

Xcel Brands, Inc. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended
	June 30,
	2025	2024
Cash flows from operating activities
Net loss	$(6,788)	$(6,184)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,799	3,134
Asset impairment charges	—	3,483
Paid in-kind interest expense	192	—
Amortization of deferred finance costs and other non-cash interest expense	176	54
Stock-based compensation and cost of licensee warrants	238	186
Provision for (recovery of) credit losses	—	(45)
Loss from equity method investments	516	1,090
Loss on early extinguishment of debt	1,850	—
Gain on divestiture of Lori Goldstein brand	—	(3,801)
Accounts receivable	446	444
Inventory	—	46
Prepaid expenses and other assets	104	(146)
Deferred revenue	(497)	(345)
Accounts payable, accrued expenses and other current liabilities	(1,560)	(555)
Lease-related assets and liabilities	(282)	(634)
Other Liabilities	8	390
Net cash used in operating activities	(3,798)	(2,883)

Cash flows from investing activities
Purchase of property and equipment	(10)	(104)
Net cash used in investing activities	(10)	(104)

Cash flows from financing activities
Proceeds from public offering and private placement transactions, net of transaction costs	—	1,902
Proceeds from long-term debt	5,670	—
Payment of deferred finance costs	(530)	—
Payment of long-term debt	(500)	(250)
Shares repurchased including vested restricted stock in exchange for withholding taxes	(116)	—
Net cash provided by (used in) financing activities	4,524	1,652

Net increase (decrease) in cash and cash equivalents	716	(1,335)

Cash and cash equivalents at beginning of period	1,993	2,998

Cash and cash equivalents at end of period	$2,709	$1,663

Reconciliation to amounts on consolidated balance sheets:
Cash and cash equivalents	970	924
Restricted cash (reported in other non-current assets)	1,739	739
Total cash, cash equivalents, and restricted cash	$2,709	$1,663

550 SEVENTH AVE, 11TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
($ in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) income attributable to Xcel Brands, Inc. stockholders	$(3,988)	$195	$(6,785)	$(6,099)
Amortization of trademarks	876	1,520	1,751	3,039
Loss from equity method investments	180	557	516	1,090
Stock-based compensation and cost of licensee warrants	186	42	352	186
Loss on early extinguishment of debt	1,850	-	1,850	—
Gains on sales of assets and investments	—	(3,801)	—	(3,801)
Asset impairment charges	—	1,188	—	3,483
Income tax provision (benefit)	—	—	50	—
Non-GAAP net loss	$(896)	$(299)	$(2,266)	$(2,102)

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) income attributable to Xcel Brands, Inc. stockholders	$(1.66)	$0.08	$(2.84)	$(2.78)
Amortization of trademarks	0.36	0.65	0.73	1.38
Loss from equity method investments	0.08	0.24	0.22	0.50
Stock-based compensation and cost of licensee warrants	0.08	0.02	0.15	0.08
Loss on early extinguishment of debt	0.77	—	0.77	—
Gains on sales of assets and investments	—	(1.62)	—	(1.73)
Asset impairment charges	—	0.50	—	1.59
Income tax provision (benefit)	—	—	0.02	—
Non-GAAP net loss	$(0.37)	$(0.13)	$(0.95)	$(0.96)
Non-GAAP weighted average diluted shares	2,403,639	2,349,014	2,388,694	2,193,206

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
($ in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) income attributable to Xcel Brands, Inc. stockholders	$(3,988)	$195	$(6,785)	$(6,099)
Interest and finance expense	2,337	146	2,897	296
Accretion of lease liability for exited lease	59	76	120	76
Income tax provision (benefit)	—	—	50	—
State and local franchise taxes	6	12	14	24
Depreciation and amortization	899	1,545	1,799	3,134
Loss from equity method investments	180	557	516	1,090
Asset impairment charges	—	1,188	—	3,483
Stock-based compensation and cost of licensee warrants	186	42	352	186
Gains on sales of assets and investments	—	(3,801)	—	(3,801)
Costs associated with restructuring of operations	22	—	39	—
Adjusted EBITDA	$(299)	$(40)	$(998)	$(1,611)

550 SEVENTH AVE, 11TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM